Exhibit 10.3

SECOND AMENDMENT

OF

APOGEE ENTERPRISES, INC.

DEFERRED INCENTIVE COMPENSATION PLAN

(2005 Restatement)

The “APOGEE ENTERPRISES, INC. DEFERRED INCENTIVE COMPENSATION PLAN” as adopted by APOGEE ENTERPRISES, INC., a Minnesota corporation, and first effective February 27, 1986, and as amended and restated in a document entitled “Apogee Enterprises, Inc. Deferred Incentive Compensation Plan (2005 Restatement)” effective January 1, 2005 and as amended by a prior amendment is hereby further amended in the following respects:

1. EARNINGS ON THE ACCOUNT. Effective December 31, 2009 for elections made by the Participant for Plan Years beginning on or after January 1, 2010, Section 3.2 of the Plan Statement is amended to read in full as follows:

3.2. Earnings on the Account. The balance of each Participant’s Deferred Compensation Account shall be credited as a book entry with interest, compounded quarter-annually, on the last day of each quarter of each Fiscal Year, or pro-rata for such lesser period as may occur in the event that the Deferred Compensation Account is credited with deferred compensation or reduced by a distribution from the Deferred Compensation Account on a day other than the last day of a Fiscal Year quarter. The applicable interest rate in any Fiscal Year shall be determined as of the beginning of each Fiscal Year and shall be the monthly average yield for the last calendar month of the prior Fiscal Year on United States Treasury securities adjusted to a constant maturity of ten (10) years, as calculated and published by the Federal Reserve Board, or, if the Federal Reserve Board discontinues its publication of such yields, as calculated by such other source, based upon comparable information, as the Committee may select.

2. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.

February 27, 2009	APOGEE ENTERPRISES, INC.

	By	/s/ Russell Huffer
Its Chairman and Chief Executive Officer